LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does make, constitute and appoint as his or her lawful attorney-in-fact, Charles F. Hertlein, Jr., whose address is 1900 Chemed Center, 255 East Fifth Street, Cincinnati, Ohio 45202, for him and her, in each capacity as set forth below, and stead the full power and authority to sign and file on his or her behalf Forms 3, 4 and 5 and Schedules 13D and/or 13G (and amendments thereto) disclosing his or her stock ownership in LCA-Vision Inc. and/or any and all other documents, forms or schedules relating to his or her stock ownership in LCA-Vision Inc. as required to be filed with the Securities and Exchange Commission and any and all stock exchanges pursuant to the Securities Exchange Act of 1934.

The attorney-in-fact is hereby authorized to do and perform all and every act and thing whatsoever requisite and necessary to be done in connection with the limited powers granted to him or her hereunder, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power and substitution and revocation; hereby ratifying all that the attorney-in-fact shall do, or cause to be done, by virtue hereof.

IN WITNESS WHEREOF, I have hereunto set my hand as of this 5th day of February, 2003.

/s/Stephen N. Joffe

Stephen N. Joffe, Trustee of the Stephen N. Joffe Grantor Retained Annuity Trust Two, dated December 31, 2002

/s/Sandra F. W. Joffe

Sandra F. W. Joffe, Trustee of the Sandra F. W. Joffe Grantor Retained Annuity Trust Two, dated December 31, 2002